Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S - 8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             KINGDOM VENTURES, INC.
             (Exact name of registrant as specified in its charter)

     NEVADA                                        88-0419183
     (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)                Identification Number)

     1045 STEPHANIE WAY
     MINDEN, NV                                    89423
     (Address of Principal Executive Offices)      (Zip Code)

                          2003 STOCK COMPENSATION PLAN
                            (Full title of the plan)

                                  GENE JACKSON
                               1045 STEPHANIE WAY
                                MINDEN, NV 89423
                                 With a Copy to
                               LAWRENCE E. WILSON
                           FRANKLIN, CARDWELL & JONES
                                  1001 MCKINNEY
                                   18TH FLOOR
                                HOUSTON, TX 77002
                        (Name and address of agent for service)

                                 (775) 267-2242
          (Telephone number, including area code, of agent for service)

                             (Cover Page Continuted)

                        CALCULATION OF REGISTRATION FEE


       TITLE                                  PROPOSED             PROPOSED
   OF SECURITIES         AMOUNT TO        MAXIMUM OFFERING     MAXIMUM AGGREGATE       AMOUNT OF
TO BE REGISTERED(1)   BE REGISTERED(1)  PRICE PER SHARE (2)    OFFERING PRICE(2)    REGISTRATION FEE
--------------------  ----------------  --------------------  -------------------  ------------------
Common Stock,
$.001 par value
per share. . . . . .         7,850,000         $ 0.75            $   1,492,500          $  137.31
--------------------  ----------------  --------------------  -------------------  ------------------
Warrants to
Purchase Common
Stock at $.001 . . .         7,850,000          NA(3)                 NA(3)                NA(3)
--------------------  ----------------  --------------------  -------------------  ------------------

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1    In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans(s) described herein.

2 Pursuant to Rule 457(g) under the Securities Act of 1933, the offering price of shares of Common Stock to be purchased pursuant to the Plan is based on the warrant conversion price of $.001 per share with respect to 5,000,000 shares, $.25 per share with respect to 1,000,000 shares, $.60 per share with respect to 1,000,000 shares, and $.75 per share with respect to 850,000 shares for the purposes of calculating the registration fee.

3    Included in the amounts for the Common Stock, $.001 par value.


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                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The Company's Annual Report on Form 10-KSB for the year ended January 31, 2002, Quarterly Report on Form 10-QSB for the quarter ended April 30, 2002, Quarterly Report on Form 10-QSB for the quarter ended July 31, 2002, Quarterly Report on Form 10-QSB for the quarter ended October 31, 2002, Current Report on Form 8-K filed June 13, 2002, and the description of the Company's Common Stock included in its registration statement on Form 10-SB filed January 31, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934 are incorporated herein by reference. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The
Company's Quarterly Reports on Form 10-QSB for the quarters ended April 30, 2002, July 31, 2002 and October 31, 2002, which are incorporated herein by reference, should be read in conjunction with the audited financial statements incorporated herein by reference.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Law.

     Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a


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director,  officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

     Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

     Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

     Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the


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final  disposition  of  a  criminal  or  civil  action,  suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

     Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of
Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

     Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

     The bylaws of the Company provide in relevant part:

     SECTION 11.1. INDEMNIFICATION. The Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal or investigative (a "proceeding"), except an action by or in the right of the Corporation, by reason of the fact that he or a person for whom he is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) whether the basis of such proceeding is alleged action in his official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Nevada General Corporation Law against all expenses, liability and loss (including attorneys' fees, judgments, fines, special excise taxes or penalties and amounts paid or to be paid in settlement)


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reasonably  incurred  or suffered by such person in connection therewith if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such right shall be a contract right and shall include the right to require advancement by the Corporation of attorneys' fees and other expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Corporation in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, Including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made by the Corporation only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amount so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this section or otherwise.

ITEM 7.   EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     The following exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-B.

     4.1   2003 Stock Compensation Plan.

     5.1   Opinion of Franklin, Cardwell & Jones.

     23.1 Consent of Wrinkle, Gardner & Co., P.C., independent public accountants.

     23.2  Consent of Franklin, Cardwell & Jones (included in Exhibit 5.1).

ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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(3)  To  remove  from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minden, and the State of Nevada, on the 31st day of January, 2003.

KINGDOM VENTURES, INC.


By:      /s/ Gene Jackson
     ---------------------------
     Gene Jackson
     Chief Executive Officer

By:      /s/ Gene Jackson
     ---------------------------
     Chief Financial Officer

By:      /s/ Gene Jackson
     ---------------------------
     Chief Accounting Officer


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     Pursuant  to  the  requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of January, 2003.


/s/   Gene Jackson                            /s/   Howard Dix
------------------------------------          ----------------------------------
Gene Jackson                                  Howard Dix
Chief Executive Officer and Director          Director


                                              /s/  Don Sheib
------------------------------------          ----------------------------------
John Howell                                   Don Sheib
Director                                      Director


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                                  EXHIBIT INDEX

4.1     Kingdom Ventures, Inc. 2003 Stock Compensation Plan
5.1     Opinion of Franklin, Cardwell & Jones
23.1    Consent of Arthur Wrinkle, Gardner & Co., P.C.
23.2    Consent of Franklin, Cardwell & Jones (included in Exhibit 5.1)


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